Exhibit 99 filed on behalf of Johan van Walsem for Transaction Date 2/1/08


Price	Shares
$18.03 	100
$18.04 	500
$18.05 	100
$18.06 	200
$18.09 	100
$18.07 	1,000
$17.99 	200
$18.10 	100
$18.11 	400
$18.12 	100
$18.14 	100
$18.15 	100
$17.67 	100
$17.73 	200
$17.80 	600
$17.81 	100
$17.36 	300
$17.37 	100
$17.44 	200
$17.45 	100
$17.47 	200
$17.48 	100